Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

GameStop Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of Each Class of Securities to be Registered(1)	Fee Calculation or Carry Forward Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate(2)	Amount of Registration Fee(2)

Newly Registered Securities

Fees to be Paid	Equity	Class A Common stock, par value $0.001 per share	457(o)

	Equity	Preferred stock, par value $0.001 per share	457(o)

	Equity	Depositary Shares(3)	457(o)

	Other	Warrants (4)	457(o)

	Other	Stock Purchase Contracts	457(o)

	Other	Units(5)	457(o)

	Other	Subscription Rights	457(o)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

(1)

The securities covered by this registration statement may be sold by the registrant separately or in any combination with other securities covered by this registration statement. The amount of securities being registered consist of an indeterminate number of securities of each type covered by this registration statement as may from time to time be offered at indeterminate prices. The amount of each class of securities being registered under this registration statement is not specific pursuant to General Instruction II.E. of Form S-3 under the Securities Act of 1933, as amended, or the Securities Act. In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder also include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of share splits, anti-dilution adjustments, share distributions, share combinations or similar transactions.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of the registration fee and will pay the registration fee on a pay-as-you-go basis.

(3)

Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock or multiple shares of preferred stock and will be evidenced by a depositary receipt.

(4)	The warrants may be exercisable for Class A common stock, preferred stock or depositary shares.
(5)

Each unit will be issued under a unit agreement and will represent an interest in two or more other securities registered under this registration statement, which may or may not be separable from one another.